                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )



                                 Intevac, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                   461148108
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 6 Pages

CUSIP NO.  461148108               SCHEDULE 13G        PAGE   2   OF   6   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          NORMAN HUGH POND AND NATALIE POND TRUST DTD 12/23/80
          POND 1996 CHARITABLE REMAINDER UNITRUST
          NORMAN H. POND AS AN INDIVIDUAL
          NATALIE POND AS AN INDIVIDUAL
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    163,333
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     890,100
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   163,333
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               890,100
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,053,433
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN, OO
          ---------------------------------------------------------------------

*See explanation in Item 4.

CUSIP No.   461148 10 8                                        Page 3 of 6 Pages
         -----------------


ITEM 1.
            (A)         NAME OF ISSUER

                        Intevac, Inc.

            (B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                        3550 Bassett Street
                        Santa Clara, CA  95054-2704

ITEM 2.
            (A)         NAME OF PERSON FILING

                        Norman Hugh Pond and Natalie Pond Trust DTD 12/23/80 Pond 1996 Charitable Remainder Unitrust
                        Norman H. Pond as an individual
                        Natalie Pond as an individual

            (B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                        RESIDENCE

                        11635 Jessica Lane
                        Los Altos, CA  94024

            (C)         CITIZENSHIP

                        Norman H. Pond and Natalie Pond are U.S. citizens.

            (D)         TITLE OF CLASS OF SECURITIES

                        Common Stock

            (E)         CUSIP NUMBER

                        461148 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:

                        Not applicable.


ITEM 4.  OWNERSHIP
            (A)         AMOUNT BENEFICIALLY OWNED

                        1,053,433*

CUSIP No.   461148 10 8                                        Page 4 of 6 Pages
         -----------------


     (B)     PERCENT OF CLASS

             8.7%

     (C)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


            (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  163,333*
           (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  890,100+
          (III)  SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:  163,333*
           (IV)  SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:  890,100+

----------
*INCLUDES 163,333 SHARES ISSUABLE UPON THE EXERCISE BY NORMAN H. POND OF STOCK OPTIONS TO PURCHASE SHARES OF COMMON STOCK WHICH ARE EXERCISABLE WITHIN 60 DAYS OF DECEMBER 31, 1997.

+SHARED POWER HELD BY BOTH TRUSTEES.



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                        Not applicable.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                        Not applicable.

ITEM 10. CERTIFICATION

                        Not applicable.

CUSIP No.   461148 10 8                                        Page 5 of 6 Pages
         -----------------


                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 6, 1998              Norman Hugh Pond and Natalie Pond Trust DTD
                                     12/23/80


                                     By: /s/ Norman H. Pond
                                        ----------------------------------------
                                        Norman H. Pond, Trustee


                                     By: /s/ Natalie Pond
                                        ----------------------------------------
                                        Natalie Pond, Trustee



                                     Pond 1996 Charitable Remainder Unitrust


                                     By: /s/ Norman H. Pond
                                        ----------------------------------------
                                        Norman H. Pond, Trustee


                                     By: /s/ Natalie Pond
                                        ----------------------------------------
                                        Natalie Pond, Trustee


                                      /s/ Norman H. Pond
                                      ------------------------------------------
                                      Norman H. Pond, individually


                                      /s/ Natalie Pond
                                      ------------------------------------------
                                      Natalie Pond, individually

CUSIP No.   461148 10 8                                        Page 6 of 6 Pages
         -----------------

               AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G


            The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) in relation to the Common Stock of Intevac, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

            This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.


Date:  February 6, 1998              Norman Hugh Pond and Natalie Pond Trust DTD
                                     12/23/80


                                     By: /s/ Norman H. Pond
                                        ----------------------------------------
                                        Norman H. Pond, Trustee


                                     By: /s/ Natalie Pond
                                        ----------------------------------------
                                        Natalie Pond, Trustee



                                     Pond 1996 Charitable Remainder Unitrust


                                     By: /s/ Norman H. Pond
                                        ----------------------------------------
                                        Norman H. Pond, Trustee


                                     By: /s/ Natalie Pond
                                        ----------------------------------------
                                        Natalie Pond, Trustee


                                     /s/ Norman H. Pond
                                     -------------------------------------------
                                     Norman H. Pond, individually


                                     /s/ Natalie Pond
                                     -------------------------------------------
                                     Natalie Pond, individually